Exhibit 99.1

FOR IMMEDIATE RELEASE

BCP Investment Corporation Announces First Quarter 2026 Financial Results

Total Investment Income of $17.6 Million and Core Investment Income1 of $14.8 Million

Announces Third Quarter 2026 Base Distribution of $0.27 Per Share, and Second Quarter Supplemental Cash Distribution of $0.03 Per Share

NEW YORK, May 7, 2026 – BCP Investment Corporation (NASDAQ: BCIC) (“BCIC” or “the Company”) announced today its financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•	Total investment income for the first quarter of 2026 increased to $17.6 million, from $17.5 million for the fourth quarter of 2025.

•	Core investment income, excluding the impact of purchase price accounting, for the first quarter of 2026 increased to $14.8 million, as compared to $14.2 million for the fourth quarter of 2025.

•	Net investment income (“NII”) for the first quarter of 2026 was $6.9 million ($0.55 per share), as compared to $7.4 million ($0.57 per share) in the fourth quarter of 2025.

•

Net asset value (“NAV”), as of March 31, 2026, was $193.0 million ($15.60 per share), as compared to NAV of $209.2 million ($16.68 per share) as of December 31, 2025. Approximately 40% of the quarter’s unrealized markdowns were attributable to investments classified as “Software” in our Consolidated Schedule of Investments, and approximately 70% when including software-exposed names.

•

Non-accruals declined to 2.6% of the investment portfolio at fair value (6.2% at amortized cost) as of March 31, 2026, compared to 4.0% (7.1% at amortized cost) as of December 31, 2025, with non-accrual investments decreasing to 12 across 9 portfolio companies from 13 across 10 portfolio companies.

•	Deployment of approximately $13.3 million and repayments and sales of approximately $28.3 million, resulting in net repayments and sales of approximately $15.0 million.

•

Total shares repurchased in open market transactions under the 2026 Stock Repurchase Program during the quarter ended March 31, 2026 were 172,159, at an aggregate cost of approximately $2.1 million, which was accretive to NAV by $0.07 per share.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase discount accretion in connection with the Garrison Capital Inc. (“GARS”), Harvest Capital Credit Corporation (“HCAP”), and Logan Ridge Finance Corporation (“LRFC”) mergers. BCIC believes presenting core investment income and the related per share amount is a useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing BCIC’s financial performance.

Subsequent Events

•

On April 27, 2026, the Company redeemed $40.0 million aggregate principal amount of its 2026 Notes. In connection with this redemption, the Company had notified U.S. Bank Trust Company, National Association (the “Trustee”), on March 27, 2026 of its election to redeem such notes pursuant to the terms of the Base Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture.

•	On April 30, 2026, the Company paid its regular monthly base distribution of $0.09 per share of common stock to stockholders of record as of April 15, 2026.

•

On May 7, 2026, the Company declared a regular monthly base distribution of $0.09 per share of common stock for each of July, August and September 2026. The July 2026 distribution is payable on July 31, 2026 to stockholders of record at the close of business on July 15, 2026. The August 2026 distribution is payable on August 31, 2026 to stockholders of record at the close of business on August 14, 2026. The September 2026 distribution is payable on September 30, 2026 to stockholders of record at the close of business on September 15, 2026.

•

On May 7, 2026, the Company declared a supplemental cash distribution of $0.03 per share of common stock. The supplemental cash distribution is payable on May 29, 2026 to stockholders of record at the close of business on May 18, 2026.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of BCP Investment Corporation, stated, “Having completed a transformational year in 2025, we entered 2026 with strong footing and have executed on most of the shareholder-friendly initiatives we outlined in our merger with Logan Ridge Finance Corporation. During the quarter, we delivered increases in total investment income and core investment income as compared to both the prior quarter and the first quarter of 2025, and generated net investment income that exceeded our base distribution. We also continued to repurchase shares under our program, which was accretive to NAV by $0.07 per share.

Net asset value declined during the quarter, driven primarily by unrealized markdowns in the portfolio. Approximately 40% of the quarter’s unrealized markdowns were attributable to investments classified as “Software” in our Consolidated Schedule of Investments, and approximately 70% when including software-exposed names. The majority of these markdowns reflect broad sector dislocation and market-driven valuation pressure rather than fundamental credit deterioration in these portfolio companies. Importantly, underlying credit performance remained relatively stable, with non-accruals declining as a percentage of the portfolio, and most of our software exposure in mission-critical, vertically-specialized businesses that we believe are well-positioned to weather the current AI-driven uncertainty.

We remain disciplined in our deployment across the lower middle market, prioritizing credit quality, and downside protection. We continue to see more attractive opportunities in smaller and more complex transactions where structure and selectivity are critical, and we are actively managing and repositioning the portfolio in response to evolving market conditions.

We are pleased that our Board has approved a total third quarter distribution of $0.27 per share, to be paid in monthly installments of $0.09 per share, and a supplemental cash distribution of $0.03 per share for the second quarter, bringing total distributions declared in the second quarter to $0.30 per share. These actions reflect our earnings profile and our ongoing commitment to returning value to shareholders.

As we look ahead, we remain focused on active portfolio management, disciplined underwriting and prudent capital allocation, with the goal of delivering sustainable, long-term value creation for our shareholders.”

Selected Financial Highlights

•

Total investment income for the quarter ended March 31, 2026, was $17.6 million, of which $16.0 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio. This compares to total investment income of $12.1 million for the quarter ended March 31, 2025, of which $10.3 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio.

•

Core investment income for the quarter ended March 31, 2026, excluding the impact of purchase discount accretion, was $14.8 million, as compared to core investment income of $12.1 million for the quarter ended March 31, 2025.

•	Net investment income (“NII”) for the quarter ended March 31, 2026, was $6.9 million ($0.55 per share), as compared to $4.3 million ($0.47 per share) for the quarter ended March 31, 2025.

•

Investment portfolio at fair value as of March 31, 2026, was $476.9 million, comprised of 108 different entities. Our debt investment portfolio, excluding our investments in the CLO Funds, equities and Joint Ventures, totaled $384.1 million at fair value as of March 31, 2026, and was spread across 33 different industries comprised of 72 different portfolio companies with an average par balance per investment of approximately $3.3 million. This compares to a total investment portfolio at fair value as of December 31, 2025, of $501.0 million, comprised of 108 different entities. Our debt investment portfolio, excluding our investments in the CLO Funds, equities and Joint Ventures, totaled $411.6 million at fair value as of December 31, 2025, spread across 34 different industries and comprised of 74 different portfolio companies, with an average par balance per investment of approximately $3.5 million.

•

Debt investments on non-accrual, as of March 31, 2026, were 12 attributable to 9 portfolio companies, representing 2.6% and 6.2% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to 13 debt investments attributable to 10 portfolio companies, representing 4.0% and 7.1% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of December 31, 2025.

•	Weighted average annualized yield was approximately 12.8% (excluding income from non-accruals and collateralized loan obligations) as of March 31, 2026.

•

Par value of outstanding borrowings, as of March 31, 2026, was $342.2 million, which compares to $312.3 million from December 31, 2025, with an asset coverage ratio of 156% as compared to 167% as of December 31, 2025. On a net basis, leverage as of March 31, 2026, was 1.5x2 compared to 1.4x2 as of December 31, 2025.

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. BCIC believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $58.0 million and $12.5 million of cash and cash equivalents and restricted cash as of March 31, 2026 and December 31, 2025, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing BCIC’s financial condition.

Results of Operations

Operating results for the three months ended March 31, 2026, and March 31, 2025, were as follows:

	For the Three Months Ended March 31,
($ in thousands, except share and per share amounts)	2026	2025
Total investment income	$17,598	$12,118
Total expenses	10,708	7,778

Net Investment Income	6,890	4,340
Net realized gain (loss) on investments	(2,022)	(173)
Net change in unrealized gain (loss) on investments	(14,638)	(3,903)
Tax (provision) benefit on realized and unrealized gains (losses) on investments	(403)	(346)
Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(17,063)	(4,422)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(10,173)	$(82)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.82)	($0.01)
Net Investment Income Per Common Share:
Basic and Diluted	$0.55	$0.47
Weighted Average Shares of Common Stock Outstanding — Basic and Diluted	12,435,534	9,198,223

Investment Income

The composition of our investment income for the three months ended March 31, 2026, and March 31, 2025, was as follows:

	For the Three Months Ended March 31,
($ in thousands)	2026	2025
Interest income, excluding CLO income and purchase discount accretion	$10,042	$7,522
Purchase discount accretion	2,776	16
Payment-in-kind income	3,422	3,061
CLO income	—	78
Dividend income from Joint Ventures	1,047	1,417
Fees and other income	311	24

Investment Income	$17,598	$12,118

Less: Purchase discount accretion	$(2,776)	$(16)

Core Investment Income	$14,822	$12,102

Fair Value of Investments

The composition of our investment portfolio as of March 31, 2026 and December 31, 2025 at cost and fair value was as follows:

($ in thousands)	March 31, 2026			December 31, 2025
Security Type	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$348,092	$321,125	67.4%	$360,556	$344,126	68.7%
Second Lien Debt	48,588	38,495	8.1%	49,777	42,183	8.4%
Subordinated Debt	27,975	24,467	5.1%	27,487	25,339	5.1%
Collateralized Loan Obligations	1,381	1,690	0.4%	1,381	1,789	0.4%
Joint Ventures	64,289	44,967	9.4%	64,403	48,165	9.6%
Equity	48,243	45,949	9.6%	44,413	39,193	7.8%
Asset Manager Affiliates(1)	17,791	—	—	17,791	—	—
Derivatives	31	195	0.0%	31	180	0.0%

Total	$556,390	$476,888	100.0%	$565,839	$500,975	100.0%

(1)	Represents the equity investment in the Asset Manager Affiliates.

Liquidity and Capital Resources

As of March 31, 2026, the Company had approximately $342.2 million (par value) of outstanding borrowings at a current weighted average interest rate of 6.7%, of which $212.0 million par value had a fixed rate and $130.2 million par value had a floating rate.

As of March 31, 2026, and December 31, 2025, the fair value of investments and cash were as follows:

($ in thousands) Security Type	March 31, 2026	December 31, 2025
Cash and Cash Equivalents	$51,824	$3,721
Restricted Cash	6,209	8,782
First Lien Debt	321,125	344,126
Second Lien Debt	38,495	42,183
Subordinated Debt	24,467	25,339
Equity	45,949	39,193
Collateralized Loan Obligations	1,690	1,789
Joint Ventures	44,967	48,165
Derivatives	195	180

Total	$534,921	$513,478

As of March 31, 2026, the Company had unrestricted cash of $51.8 million and restricted cash of $6.2 million. This compares to unrestricted cash of $3.7 million and restricted cash of $8.8 million as of December 31, 2025. As of March 31, 2026, the Company had $45.0 million of available borrowing capacity under the Great Lakes Portman Ridge Funding LLC Revolving Credit Facility and $24.8 million of available borrowing capacity under the KeyBank Credit Facility.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including SOFR and prime rates.

As of March 31, 2026, approximately 85.6% of our Debt Securities Portfolio at par value were floating rate with a spread to an interest rate index such as SOFR or the prime rate. 92.8% of these floating rate loans contain floors ranging between 0.50% and 5.25%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of our debt associated with our fixed rate borrowings would remain the same, while the interest rate on borrowings under the revolving credit facilities would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$2,183	$4,395	$6,644
Decrease in interest rate	$(2,118)	$(3,961)	$(4,775)

Conference Call and Webcast

We will hold a conference call on Friday, May 8, 2026, at 10:00 am Eastern Time to discuss our first quarter 2026 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 5154961.

A replay of this conference call will be available shortly after the live call through May 15, 2026.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis at https://edge.media-server.com/mmc/p/dqoafvww. The online archive of the webcast will be available on the Company’s website shortly after the call at www.bcpinvestmentcorporation.com in the Investor Relations section under Events and Presentations.

About BCP Investment Corporation

BCP Investment Corporation (NASDAQ: BCIC) is a publicly traded, externally managed closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act. BCIC’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. BCIC’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

BCIC’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on BCIC’s website at www.bcpinvestmentcorporation.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades.

Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of BCP Investment Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC. Although the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that the Company in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts:

BCP Investment Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

info@bcpinvestmentcorporation.com

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@theequitygroup.com

(212) 836-9611

The Equity Group Inc.

Val Ferraro

vferraro@theequitygroup.com

(212) 836-9633

BCP INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2026 (Unaudited)	December 31, 2025
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost of $414,774 and $433,213, respectively)	$380,573	$409,735
Non-controlled affiliated investments (amortized cost of $99,398 and $90,294, respectively)	87,371	80,585
Controlled affiliated investments (amortized cost of $42,218 and $42,332, respectively)	8,944	10,655

Total Investments at fair value (amortized cost of $556,390 and $565,839, respectively)	$476,888	$500,975
Cash and cash equivalents	51,824	3,721
Restricted cash	6,209	8,782
Interest receivable	3,791	5,793
Receivable for unsettled trades	1,570	—
Dividend receivable	803	845
Other assets	2,828	3,525

Total Assets	$543,913	$523,641

LIABILITIES
2026 Notes (net of deferred financing costs and original issue discount of $217 and $312, respectively)	$49,783	$49,688
2028 Notes (net of deferred financing costs and original issue discount of $782 and $851, respectively)	34,218	34,149
2029 Notes (net of deferred financing costs of $881 and $—, respectively)	49,119	—
2030 Notes (net of deferred financing costs and original issue discount of $2,318 and $2,423, respectively)	72,682	72,577
2032 Convertible Notes (net of deferred financing costs and original issue discount of $99 and $102, respectively)	1,901	1,898
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of $700 and $825, respectively)	79,309	106,804
KeyBank Credit Facility (net of deferred financing costs of $843 and $904, respectively)	49,391	41,765
Management and incentive fees payable	4,443	1,865
Accounts payable, accrued expenses and other liabilities	3,653	1,714
Accrued interest payable	6,409	4,025

Total Liabilities	$350,908	$314,485
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 14,009,104 issued, and 12,375,787 outstanding at March 31, 2026, and 14,003,016 issued, and 12,541,858 outstanding at December 31, 2025	$124	$125
Capital in excess of par value	809,092	811,111
Total distributable (loss) earnings	(616,211)	(602,080)

Total Net Assets	$193,005	$209,156

Total Liabilities and Net Assets	$543,913	$523,641

Net Asset Value Per Common Share	$15.60	$16.68

BCP INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2026	2025
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$11,344	$7,300
Non-controlled affiliated investments	1,474	316

Total interest income	12,818	7,616
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	3,129	2,853
Non-controlled affiliated investments	293	208

Total payment-in-kind income	3,422	3,061
Dividend income:
Non-controlled affiliated investments	1,047	1,417

Total dividend income	1,047	1,417
Fees and other income:
Non-controlled/non-affiliated investments	237	24
Non-controlled affiliated investments	74	—

Total fees and other income	311	24

Total investment income	$17,598	$12,118

EXPENSES
Management fees	1,705	1,466
Performance-based incentive fees	873	920
Interest and amortization of debt issuance costs	5,837	4,298
Professional fees	913	452
Administrative services expense	543	411
Directors’ expense	123	144
Other general and administrative expenses	714	87

Total expenses	$10,708	$7,778

NET INVESTMENT INCOME	$6,890	$4,340

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from investment transactions
Non-controlled/non-affiliated investments	$(2,022)	$(81)
Non-controlled affiliated investments	—	(92)

Net realized gain (loss) on investments	(2,022)	(173)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	(10,738)	(1,501)
Non-controlled affiliated investments	(2,318)	(1,140)
Controlled affiliated investments	(1,597)	(1,274)
Derivatives	15	12

Net change in unrealized gain (loss) on investments	(14,638)	(3,903)

Tax (provision) benefit on realized and unrealized (gains) losses on investments	(403)	(346)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(17,063)	(4,422)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(10,173)	$(82)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.82)	$(0.01)
Net Investment Income Per Common Share:
Basic and Diluted:	$0.55	$0.47
Weighted Average Shares of Common Stock Outstanding — Basic and Diluted	12,435,534	9,198,223

(1)

During the three months ended March 31, 2026 and 2025, the Company received $0.6 million and $0.2 million, respectively, of non-recurring fee income that was paid in-kind and included in this financial statement line item.